Exhibit 99.1

Benefitfocus, Inc. 843-981-8898 pr@benefitfocus.com

Investor Relations: Patti Leahy 843-981-8899 ir@benefitfocus.com

Benefitfocus Announces $80 Million Investment by BuildGroup LLC

Bolsters the Company’s Balance Sheet to Facilitate the Accelerated Transformation of Benefitfocus’ Industry-Leading,

AI-driven Platform

Charleston, S.C. – May 26, 2020 – Benefitfocus, Inc. (NASDAQ: BNFT), the technology platform driving rapid innovation for employers, health plans and consumers, today announced an $80 million investment from BuildGroup LLC, subject to customary closing conditions.

Ray August, President and CEO of Benefitfocus, commented, “This investment provides us added financial flexibility to further our mission of improving lives through benefits. The net proceeds from this investment will allow us to accelerate ongoing initiatives, including the potential reduction of debt and the review of value-enhancing acquisitions that meet our stringent criteria and would extend our market or technology leadership. The investment by BuildGroup should help us unlock the Company’s full potential to connect buyers and sellers on our digital benefits platform and drive continued profitable growth for the benefit of our investors.”

BuildGroup, an investment company affiliated with long-time Benefitfocus Director Lanham Napier, invests in companies with modern business models. Such companies utilize business models that combine the strong recurring revenue of SaaS offerings with marketplaces that leverage artificial intelligence to create network effects. Prior to co-founding BuildGroup, Mr. Napier was the CEO of Rackspace, which he helped grow from a small startup to a $1.5 billion revenue public company serving more than 200,000 customers on a global basis.

BuildGroup agreed to invest $80 million in Benefitfocus Series A convertible preferred stock to bolster Benefitfocus’ mission and development. The preferred stock carries an 8% dividend payable in cash or in kind at the option of the Company, and a conversion price of $15, which is approximately a 50% premium to the 10-day volume weighted average share price. On an as-converted basis, the investment represents approximately 13% of the Company’s total shares outstanding on a fully diluted basis. In connection with the closing of the investment, BuildGroup may appoint two directors to the Company’s Board of Directors, one of whom will be Lanham Napier and the other of whom will be reasonably acceptable to Mason Holland, Co-Founder and Executive Chairman of the Board. Mr. Napier will also serve as the lead Independent Director on the Board. Further details of the preferred stock and related agreements will be filed on Form 8-K with the Securities and Exchange Commission.

Mr. Napier said, “We are excited to make this investment in Benefitfocus. We believe Benefitfocus has an immense leadership opportunity to help companies, health plans, providers and individuals reduce healthcare costs and deliver high performance benefits plans. Benefitfocus has been building out its modern business model capabilities, and we look forward to supporting the team as they improve lives through benefits. With this funding the company has the financial resources it needs to build incredible products and lead the market.”

Mr. Holland commented, “BuildGroup was founded by like-minded entrepreneurs with a proven track record operating and investing in companies with the potential to create strong, lasting value. Lanham has served as a Benefitfocus director since 2014. Given his knowledge of our strategy, business, and management team, this investment represents a strong vote of confidence in the Company’s growth potential.”

Wyrick Robins Yates & Ponton LLP is serving as legal advisor and J.P. Morgan is acting as placement agent to Benefitfocus. Shearman & Sterling LLP is serving as legal advisor to BuildGroup.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire U.S. benefits industry on a single technology platform to protect consumers’ health, wealth, property and lifestyle. Our powerful cloud-based software, data-driven insights and thoughtfully-designed services, enable employers, insurance brokers, carriers and suppliers to simplify the complexity of benefits administration and deliver a world-class benefits experience. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

About BuildGroup

BuildGroup is an operator-driven, permanent capital investment company that invests in Modern Business Models - companies that have engaging SaaS offers with subscription revenues, significant data assets, and multi-sided marketplace platforms serving large and connected networks. It invests in both smaller growth companies that seek to transform industries and small cap public companies that can benefit from its permanent capital, Modern Business Model expertise, and operator experience. For more information about how to build your Modern Business Model today, contact BuildGroup: http://www.buildgroup.com/, LinkedIn, and Twitter.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks related to the Company’s ongoing transformation; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; our continuing losses and need to achieve GAAP profitability and generate sufficient cash to pay our debt and dividend obligations; fluctuations in our financial results; our ability to maintain our culture, retain and motivate qualified personnel; the immature and volatile market for our products and services; risks related to changing healthcare and other applicable regulations; risks associated with acquisitions; cyber-security risks; the need to innovate and provide useful products and services; our ability to compete effectively; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Source: Benefitfocus, Inc.